Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q3 2013 diluted EPS of $1.48, up 19% versus Q3 2012

HIGHLIGHTS
- Q3 2013 Favorable tax-related adjustments of $0.13 per diluted share
- Q3 2013 Diluted EPS of $1.35, net of favorable tax-related adjustments
- In excess of one million shares repurchased in Q3 2013 and subsequent period
- Q4 2013 EPS target range lowered to $1.91 to $1.97, up 9% to 13% versus Q4 2012
- FY 2013 EPS target range narrowed to $6.77 to $6.83, up 15% to 16% versus FY 2012

St. Louis, MO, October 22, 2013 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $43 million, or $1.48 per diluted share, for the fiscal third quarter ended September 24, 2013. The third quarter fiscal 2013 results compare to net income of $37 million, or $1.24 per diluted share, for the fiscal third quarter ended September 25, 2012, and represent a 19% year-over-year increase in diluted earnings per share. The third quarter fiscal 2013 results include the impact of favorable tax-related adjustments of $3.8 million, or $0.13 per diluted share. Excluding these adjustments, diluted earnings per share was $1.35 for the thirteen weeks ended September 24, 2013, up 9% versus the comparable period in fiscal 2012. The reconciliation of GAAP and non-GAAP information is attached as Schedule IV.

For the thirty-nine weeks ended September 24, 2013, net income was $142 million, or $4.86 per diluted share. These results compare to net income of $122 million, or $4.14 per diluted share, for the thirty-nine weeks ended September 25, 2012, and represent a 17% year-over-year increase in diluted earnings per share.

The Company's third quarter fiscal 2013 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	September 24, 2013	September 25, 2012

Total revenue	$572,480	$529,338	8%
Net income	$42,762	$36,515	17%
Diluted earnings per share	$1.48	$1.24	19%
Shares used in diluted EPS	28,899	29,455

	For the 39 Weeks Ended		Percentage Change
	September 24, 2013	September 25, 2012

Total revenue	$1,723,270	$1,558,508	11%
Net income	$141,921	$121,836	16%
Diluted earnings per share	$4.86	$4.14	17%
Shares used in diluted EPS	29,173	29,462

Third Quarter Fiscal 2013 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the third quarter fiscal 2013, Company-owned comparable net bakery-cafe sales increased 1.7%, franchise-operated comparable net bakery-cafe sales increased 0.9%, and system-wide comparable net bakery-cafe sales increased 1.3% compared to the comparable period in fiscal 2012. Two year Company-owned comparable net bakery-cafe sales increased 7.9%, two year franchise-operated comparable net bakery-cafe sales increased 6.4%, and two year system-wide comparable net bakery-cafe sales increased 7.1%.

The Company-owned comparable net bakery-cafe sales increase of 1.7% in the third quarter fiscal 2013 was comprised of year-over-year average check growth of 2.7% and transaction decline of 1.0%. Average check growth was comprised of retail price increases of approximately 1.7% and positive mix impact of approximately 1.0%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

In the third quarter fiscal 2013, the operating margin was consistent with the operating margin for the same period of fiscal 2012. Lower general and administrative expenses as a percentage of total revenues offset the decline in bakery-cafe margins.

New Bakery-Cafe Development and AWS

During the third quarter fiscal 2013, the Company opened 17 new bakery-cafes and its franchisees opened 15 new bakery-cafes. As a result, there were 1,736 bakery-cafes open system-wide as of September 24, 2013.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of June 25, 2013	835	873	1,708
Bakery-cafes opened	17	15	32
Bakery-cafes closed	(2)	(2)	(4)
Bakery-cafes as of September 24, 2013	850	886	1,736

Excluding urban bakery-cafes, average weekly sales (“AWS”) for Company-owned new bakery-cafes through the third quarter fiscal 2013 were $44,779 compared to $42,642 in the same period of fiscal 2012. Including urban bakery-cafes, AWS through the third quarter fiscal 2013 was $45,205 compared to $47,438 in the same period of fiscal 2012. AWS for franchise-operated new bakery-cafes through the third quarter fiscal 2013 was $48,432 compared to $47,680 in the same period of fiscal 2012.

A schedule of the third quarter fiscal 2013 AWS is attached to this release as Schedule II.

Use of Capital

During the third quarter fiscal 2013, the Company repurchased 1,022,186 shares at an average price of $169.76 per share for an aggregate purchase price of approximately $174 million. The share repurchases had an approximate $0.02 per diluted share favorable impact on the Company's third quarter fiscal 2013 earnings per diluted share. The Company also repurchased 432,300 additional shares at an average price of $160.55 per share for an aggregate purchase price of approximately $69 million during the first 27 days of the fourth quarter fiscal 2013. The Company had approximately $317 million remaining under its existing $600 million repurchase authorization after these subsequent repurchases.

Fourth Quarter Fiscal 2013 Outlook

Diluted EPS Target

The Company is revising its target range for fourth quarter fiscal 2013 diluted earnings per share to $1.91 to $1.97 from its previous target of $2.05 to $2.11, which would represent an increase of 9% to 13% in the fourth quarter fiscal 2013 versus the comparable period in fiscal 2012. This diluted earnings per share target includes approximately 700 basis points of favorable impact for the 53rd week in fiscal 2013, but does not assume any additional share repurchases beyond those disclosed in this release under the Company's repurchase authorization.

The fourth quarter fiscal 2013 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is revising its target for Company-owned comparable net bakery-cafe sales for the fourth quarter fiscal 2013 to be flat to growth of 2.0% from its previous growth target of 3.0% to 5.0%. The Company announced today Company-owned comparable net bakery-cafe sales in the first 27 days of the fourth quarter fiscal 2013 were up approximately 1.6%.

Operating Margin Target

In the fourth quarter fiscal 2013, the Company anticipates its operating margin will be down 100 to 150 basis points on a year-over-year basis. This target reflects both previously disclosed incremental investments to provide greater access for customers and to improve the Company's core enterprise systems, as well as incremental investments to enhance our operational capabilities in our bakery-cafes.

Full Year Fiscal 2013 Outlook

Diluted EPS Target

The Company is narrowing its target range for fiscal 2013 earnings per diluted share to $6.77 to $6.83, which would represent an increase of 15% to 16% versus fiscal 2012. This diluted earnings per share target includes approximately 200 basis points of favorable impact for the 53rd week in fiscal 2013, but does not assume any additional share repurchases under the Company's repurchase authorization beyond those disclosed in this release.

This full year fiscal 2013 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is revising its target for Company-owned comparable net bakery-cafe sales growth for fiscal 2013 to 2.0% to 2.75% from its previous target of 3.0% to 5.0%.

Operating Margin Target

For fiscal 2013, the Company expects operating margin will be flat to down 50 basis points when compared to fiscal 2012. This target reflects the anticipated initiatives discussed in the fourth quarter fiscal 2013 operating margin outlook.

New Bakery-Cafe Development and AWS

The Company now expects to be slightly above the high-end of its previous range of 115 to 125 system-wide new bakery-cafe openings in fiscal 2013. The average weekly net sales performance for new Company-owned bakery-cafes is now expected to be at or above the high-end of the previously provided targeted range of $40,000 to $42,000 for fiscal 2013.

Initial Full Year Fiscal 2014 Outlook

The Company intends to provide more detailed guidance for fiscal 2014 in February 2014 when it reports fiscal 2013 results. The Company is initially targeting fiscal 2014 earnings per diluted share below the low-end of the long-term growth target of 15% to 20%. The Company will provide further detail on its third quarter fiscal 2013 earnings conference call scheduled for October 23, 2013.

Concluding Comment

Ron Shaich, CEO, commented, “Panera generated the highest system wide year-to-date average weekly sales in its history. Indeed, average weekly sales at Panera through this quarter are up over 20% over the last 5 years. As well, new cafes in the class of 2013 generated sales volumes that are among the highest in our history. This speaks to the extraordinary affection customers have for Panera. However, it is also true that in the third quarter comparable store sales rose just 1.7%. While these comparable store sales continue to be above average for the industry, they are below our expectations. As one might expect, our recent comp performance has led to a great deal of self-examination and a thorough review of how we compete and how we operate our business."

Shaich continued, “Based on this review, we have now concluded that operational friction, including capacity and throughput constraints, along with a less differentiated experience not only limits our ability to grow transactions today but could also inhibit our ability to benefit from a number of potentially significant transaction-driving initiatives, including national advertising and enhanced access for customers, that are being readied to begin roll out in 2014. Thus, we are taking a number of deliberate steps to improve our operational capabilities and our competitive position and that we believe will allow us to best meet the demand that exists for the Panera experience today and in the future.”

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, October 23, 2013 to discuss the third quarter fiscal 2013 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the fourth quarter fiscal 2013, earnings targets and business outlook for the fourth quarter and full year fiscal 2013, and full year targets for fiscal 2014. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of it's brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,736 bakery-cafes as of September 24, 2013 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 25, 2012 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	September 24, 2013	September 25, 2012
Revenues:
Bakery-cafe sales, net	$505,428	$466,369
Franchise royalties and fees	27,189	25,321
Fresh dough and other product sales to franchisees	39,863	37,648
Total revenues	572,480	529,338
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$152,202	$139,250
Labor	151,786	140,113
Occupancy	36,860	33,230
Other operating expenses	73,846	65,856
Total bakery-cafe expenses	414,694	378,449
Fresh dough and other product cost of sales to franchisees	35,886	34,041
Depreciation and amortization	26,329	23,828
General and administrative expenses	28,837	30,891
Pre-opening expenses	2,165	2,130
Total costs and expenses	507,911	469,339
Operating profit	64,569	59,999
Interest expense	75	263
Other (income) expense, net	324	692
Income before income taxes	64,170	59,044
Income taxes	21,408	22,529
Net income	$42,762	$36,515

Earnings per common share:
Basic	$1.49	$1.25
Diluted	$1.48	$1.24
Weighted average shares of common and common equivalent shares outstanding:
Basic	28,744	29,242
Diluted	28,899	29,455

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$206	$551
Other comprehensive (loss) income	206	551
Comprehensive income	$42,968	$37,066

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 39 Weeks Ended
	September 24, 2013	September 25, 2012
Revenues:
Bakery-cafe sales, net	$1,523,985	$1,374,229
Franchise royalties and fees	81,219	74,900
Fresh dough and other product sales to franchisees	118,066	109,379
Total revenues	1,723,270	1,558,508
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$454,790	$404,776
Labor	450,253	410,887
Occupancy	108,714	96,591
Other operating expenses	213,936	187,555
Total bakery-cafe expenses	1,227,693	1,099,809
Fresh dough and other product cost of sales to franchisees	103,083	97,232
Depreciation and amortization	75,961	67,290
General and administrative expenses	86,887	88,402
Pre-opening expenses	5,337	6,217
Total costs and expenses	1,498,961	1,358,950
Operating profit	224,309	199,558
Interest expense	555	675
Other (income) expense, net	(2,892)	1,418
Income before income taxes	226,646	197,465
Income taxes	84,725	75,629
Net income	$141,921	$121,836

Earnings per common share:
Basic	$4.89	$4.17
Diluted	$4.86	$4.14
Weighted average shares of common and common equivalent shares outstanding:
Basic	28,995	29,209
Diluted	29,173	29,462

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$(522)	$579
Other comprehensive (loss) income	(522)	579
Comprehensive income	$141,399	$122,415

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	September 24, 2013	September 25, 2012
Revenues:
Bakery-cafe sales, net	88.3%	88.1%
Franchise royalties and fees	4.7	4.8
Fresh dough and other product sales to franchisees	7.0	7.1
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.1%	29.9%
Labor	30.0	30.0
Occupancy	7.3	7.1
Other operating expenses	14.6	14.1
Total bakery-cafe expenses	82.0	81.1
Fresh dough and other product cost of sales to franchisees (2)	90.0	90.4
Depreciation and amortization	4.6	4.5
General and administrative expenses	5.0	5.8
Pre-opening expenses	0.4	0.4
Total costs and expenses	88.7	88.7
Operating profit	11.3	11.3
Interest expense	—	—
Other (income) expense, net	0.1	0.1
Income before income taxes	11.2	11.2
Income taxes	3.7	4.3
Net income	7.5%	6.9%

Other comprehensive loss	—	0.1
Comprehensive income	7.5%	7.0%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 39 Weeks Ended
	September 24, 2013	September 25, 2012
Revenues:
Bakery-cafe sales, net	88.4%	88.2%
Franchise royalties and fees	4.7	4.8
Fresh dough and other product sales to franchisees	6.9	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.8%	29.5%
Labor	29.5	29.9
Occupancy	7.1	7.0
Other operating expenses	14.0	13.6
Total bakery-cafe expenses	80.6	80.0
Fresh dough and other product cost of sales to franchisees (2)	87.3	88.9
Depreciation and amortization	4.4	4.3
General and administrative expenses	5.0	5.7
Pre-opening expenses	0.3	0.4
Total costs and expenses	87.0	87.2
Operating profit	13.0	12.8
Interest expense	—	—
Other (income) expense, net	(0.2)	0.1
Income before income taxes	13.2	12.7
Income taxes	4.9	4.9
Net income	8.2%	7.8%

Other comprehensive loss	—	—
Comprehensive income	8.2%	7.8%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2013[a]	2012	2011	2010	2009
AWS	$47,053	$46,676	$44,313	$42,852	$39,926

[a] Represents year-to-date system-wide AWS at the end of the third quarter fiscal 2013.

	2013 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2013 Opens [b]	2012 Opens [b]	2011 Opens & Prior	2013 Acquisitions [d]	2012 Acquisitions [d]	Total	2012 Opens [c]	2011 Opens & Prior	AWS Total
Bakery-Cafes	45	59	729	1	16	850
Q1 13	$61,912	$44,114	$47,068	—	$58,049	$47,144	-14.1%	3.7%	3.8%
Q2 13	$48,230	$44,458	$48,848	$41,923	$58,419	$48,700	-6.2%	4.2%	3.4%
Q3 13	$41,934	$42,482	$46,555	$43,346	$55,446	$46,239	-9.4%	2.0%	0.8%
2013 YTD	$45,205	$43,685	$47,491	$42,694	$57,305	$47,354	-7.9%	3.3%	2.6%

[b] 2013 and 2012 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2013 from 2012 compares 59 bakery-cafes in 2013 against 41 bakery-cafes at the end of the third quarter fiscal 2012.

[d] Represents one Panera bakery-cafe in 2013 and 16 Panera bakery-cafes in 2012.

	2013 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2013 Opens [e]	2012 Opens [e]	2011 Opens & Prior	Total	2012 Opens [f]	2011 Opens & Prior	AWS Total
Bakery-Cafes	46	64	776	886
Q1 13	$51,543	$42,923	$47,084	$46,800	-10.5%	3.0%	2.4%
Q2 13	$49,405	$44,125	$47,999	$47,750	-5.8%	3.7%	3.2%
Q3 13	$47,468	$41,113	$46,062	$45,769	-14.5%	1.1%	0.2%
2013 YTD	$48,432	$42,718	$47,048	$46,766	-10.4%	2.6%	1.9%

[e] 2013 and 2012 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2013 from 2012 compares 64 bakery-cafes in 2013 against 50 bakery-cafes at the end of the third quarter fiscal 2012.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 13	10	12	22	Q1 12	7	15	22
Q2 13	18	19	37	Q2 12	17	16	33
Q3 13	17	15	32	Q3 12	17	19	36
Q4 13				Q4 12	18	14	32
2013 YTD	45	46	91	2012 YTD	59	64	123

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended
	July 23, 2013	August 27, 2013	September 24, 2013	September 24, 2013	September 24, 2013
Company-owned	2.1%	2.2%	0.7%	1.7%	3.0%
Franchise-operated	0.9%	1.5%	0.1%	0.9%	2.6%
System-wide	1.4%	1.8%	0.4%	1.3%	2.8%

Company-owned comparable net bakery-cafe sales growth percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and if such acquisition date occurred prior to the first day of our prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

	For the 13 Weeks Ended	For the 39 Weeks Ended
	September 24, 2013	September 24, 2013
Net Income, excluding tax-related adjustments	$38,928	$138,087
Tax-related adjustments (1)	3,834	3,834
Net Income	$42,762	$141,921

Weighted average diluted shares of common and common equivalent shares outstanding	28,899	29,173

Diluted earnings per share, excluding tax-related adjustments	$1.35	$4.73
Impact of tax-related adjustments on diluted earnings per share	0.13	0.13
Diluted earnings per share	$1.48	$4.86

(1) - During the thirteen weeks ended September 24, 2013, the Company recorded $3.8 million of adjustments to previously recorded tax expense to reflect the refinement of estimates of certain state tax attributes to amounts in filed returns, and the settlement of tax audits as well as other normal tax adjustments.